Exhibit 4.2(v)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

DATE	March 1st	1999

AUTOGEN PTY LTD

and

KYOKUTO PHARMACEUTICAL INDUSTRIAL CO. LTD.

SOLE LICENCE - JAPAN

DUNHILL

MADDEN

B U T L E R

Solicitors

575 Bourke Street

MELBOURNE VIC 3000

Tel: (03) 9235 0235

Fax: (03)9629 1429

Ref: B O’Shea

BRISBANE   CANBERRA   MELBOURNE   SYDNEY

TABLE OF CONTENTS

1. INTERPRETATION

1.1 DEFINITIONS
1.2 CONSTRUCTION

2. GRANT OF LICENCE

2.1 GRANT OF LICENCE
2.2 MATTERS RESERVED TO AUTOGEN
2.3 WORLDWIDE LICENCE
2.4 MOST FAVOURED LICENSEE

3. ROYALTIES AND UP FRONT PAYMENTS

3.1 UPFRONT FEES
3.2 ROYALTY OBLIGATION

4. REGISTRATION

4.1 REGISTRATION OF PRODUCT
4.2 CONSENT FOR CLINICAL TRIALS
4.3 NOTIFICATIONS
4.4 FAILURE TO APPLY FOR REGISTRATION
4.5 REFUSAL OF REGISTRATION
4.6 MAINTENANCE OF REGISTRATIONS

5. REPORTS

5.1 REPORTING REQUIREMENTS
5.2 INTERNALLY USED PRODUCTS
5.3 TIME OF SALE
5.4 FOREIGN CURRENCIES
5.5 PAYMENT MECHANICS
5.6 KYOKUTO TO KEEP ACCOUNTS AND RECORDS
5.7 INSPECTION OF ACCOUNTS
5.8 SETTLEMENT OF DISCREPANCIES
5.9 COST OF AUDIT

6. MARKETING OF PRODUCT

6.1 KYOKUTO’S OBLIGATIONS
6.2 COMMENCEMENT OF MARKETING
6.3 PARALLEL EXPORTING:
6.4 INITIAL REPORTS
6.5 ONGOING REPORTS
6.6 NON COMPETITION
6.7 ADVERTISING AND PROMOTION MATERIAL

7. SUB-LICENSING

7.1 SUB-LICENSEES VERSUS DISTRIBUTORS
7.2 RIGHT TO SUB-LICENCE
7.3 SUB-LICENCES
7.4 NOTIFICATION OF SUB-LICENCE
7.5 CALCULATION OF ROYALTY FOR SUB-LICENCES:
7.6 UP-FRONT AND LUMP SUM FEES
7.7 ROYALTY REPORTING
7.8 NO LICENSING

8. TRADE MARK

8.1 TRADE MARK - KYOKUTO’S OBLIGATIONS

i

8.2 USE OF TRADE MARK AFTER TERMINATION

9. MINIMUM ROYALTIES

9.1 KYOKUTO’S OBLIGATION
9.2 SERIOUS FAILURE TO MEET TARGETS

10. ASSISTANCE

10. 1 PROVISION OF CONFIDENTIAL INFORMATION
10.2 PROVISION OF ASSISTANCE

11. CONFIDENTIAL INFORMATION

11.1 OBLIGATIONS TO AUTOGEN
11.2 OBLIGATIONS TO KYOKUTO
11.3 EXCEPTIONS TO OBLIGATIONS
11.4 RIGHTS IN CONFIDENTIAL INFORMATION
11.5 TERM OF OBLIGATION
11.6 PERMITTED DISCLOSURES
11.7 DELIVERY-UP OF CONFIDENTIAL INFORMATION
11.8 MARKET DISCLOSURE REQUIREMENTS

12. IMPROVEMENTS

12.1 BY KYOKUTO
12.2 BY AUTOGEN:
12.3 ADDITIONS TO LICENSED PATENTS
12.4 KYOKUTO KIT TECHNOLOGY

13. LIABILITY

13.1 RESPONSIBILITY FOR PRODUCTS
13.2 AUTOGEN NOT LIABLE

14. INDEMNITIES

14.1 INDEMNITY BY KYOKUTO
14.2 INDEMNITY BY AUTOGEN
14.3 NOTIFICATION REGARDING CERTAIN CLAIMS

15. INSURANCE

15.1 KYOKUTO TO INSURE DURING TERM
15.2 WARRANTY IN RESPECT OF IIVSURANCE
15.3 INSURANCE AFTER THE TERM
15.4 FURTHER OBLIGATIONS IN RESPECT OF INSURANCE
15.5 SUB-LICENSEES INSURANCE
15.6 AUTOGEN RIGHT TO INSURE AND RECOVER

16. TERM AND TERMINATION

16.1 TERM
16.2 TERMINATION FOR BREACH
16.3 TERMINATION IN DEFAULT OF PAYMENT
16.4 TERMINATION FOR INSOLVENCY
16.5 RECONSTRUCTION EXCEPTION
16.6 TERMINATION BY AUTOGEN
16.7 TERMINATION BY KYOKUTO
16.8 TERMINATION TO BE WITHOUT PREJUDICE

17. OBLIGATIONS AND RIGHTS ON TERMINATION

17.1 OBLIGATIONS OF KYOKUTO
17.2 OBLIGATIONS OF AUTOGEN
17.3 RIGHTS OF AUTOGEN
17.4 COMPLETION OF SALES TO THIRD PARTIES

17.5 LIMITATION OF KYOKUTO’S RIGHTS

18. WARRANTIES

18.1 GENERAL WARRANTIES
18.2 SPECIFIC WARRANTY RE LICENSED PATENTS
18.3 WARRANTIES BY KYOKUTO
I 8.4 HEAD LICENCES

19. PROTECTION OF LICENSED PATENTS

19.1 MAINTENANCE OF THE LICENSED PATENTS
19.2 PARTIES TO CONFER :
19.3 SHARED PROCEEDINGS
19.4 AUTOGEN’S RIGHT TO ACT
19.5 KYOKUTO’S OBLIGATIONS 1F AUTOGEN ACTS
19.6 KYOKUTO’S RIGHT TO ACT
19.7 KYOKUTO’S PROCEEDINGS

20. INFRINGEMENT OF OTHERS RIGHTS

20.1 NOTIFICATION OF ACTION
20.2 AUTOGEN ACTION
20.3 KYOKUTO ACTION

21. OTHER LICENCES

21.1 SPECIAL DEFINTIONS
21.2 PARTIES INTENTION
21.3 EXTRA RIGHTS
21.4 LICENCE BY AUTOGEN
21.5 LICENCE TO KYOKUTO
21.6 ROYALTY REDUCTION IF KYOKUTO TAKES LICENCE
21.7 LIMIT ON ROYALTY REDUCTION

22. CONSTRUCTION OF PATENTS

23. MANUFACTURE AND SUPPLY OF GAD

24. FORCE MAJEURE

24.1 PARTY NOT LIABLE
24.2 NOTICE OF FORCE MAJEURE
24.3 TERMINATION IN CASE OF FORCE MAJEURE

25. NOTICES

25.1 FORM OF NOTICE:
25.2 MANNER OF SERVICE
25.3 ADDRESS FOR SERVICE
25.4 TIME OF SERVICE

26. MISCELLANEOUS

26.1 TIME OF ESSENCE
26.2 SEVERANCE
26.3 WAIVER
26.4 RELATIONSHIP OF PARTIES
26.5 INJUNCTIVE RELIEF
26.6 PROPER LAW
26.7 RULE OF CONSTRUCTION
26.8 VARIATION
26.9 ASSIGNMENT
26.10 FURTHER DOCUMENTS
26.11 COSTS AND TAXES

26.12 PAYMENT
26.13 INTEREST ON OVERDUE AMOUNTS
26.14 NOSET-OFF :
26.15 WITHHOLDING TAXES
26.16 COUNTERPARTS
26:17 REGISTRATION OF AGREEMENT
26.18 NOT OBLIGED TO ACT CONTRARY TO LAW
26.19 STATUTORY RIGHTS NOT LIMITED
26.20 CONSENTS
26.21 ENTIRE AGREEMENT
26.22 WAIVER OF CERTAIN RIGHTS

SCHEDULE I	Part A - Licensed Patents

Part B - Disclosure re Licensed Patents

SCHEDULE 2	Minimum Royalty

SCHEDULE 3	Manufacturing Arrangements

THIS AGREEMENT is made on                      March 1st ,                      1999

BETWEEN

Autogen Pty Ltd (ACN 074 636 849)

of 210 Kings Way, South Melbourne, Melbourne, Australia, 3205

(“Autogen”)

AND

Kyokuto Pharmaceutical Industrial Co. Ltd.

of 1-1 Nihonbashi - Honcho 3 -chome, Chuo-Ku, Tokyo, Japan 103-0023

(“Kyokuto”)

RECITALS:

A.            Autogen is the proprietor or licensee of certain patents and other intellectual property and has agreed to grant to Kyokuto a sole licence of such patents and intellectual property on the terms and conditions set out herein.

B.            Kyokuto has expertise in the development registration and marketing of products, in particular diagnostic products.

C.            The products to be sold by Kyokuto utilise GAD, and the parties have agreed to cooperate to procure a reliable and sufficient supply of GAD.

OPERATIVE PROVISIONS:

1.             INTERPRETATION

1.1          Definitions

In this agreement the following expressions have the following meanings:

“Arms Length” means in relation to a transaction or dealing a transaction or dealing which might reasonably be expected to operate or apply between independent enterprises dealing wholly independently with one another and where neither bears the other any special duty or obligation and no special relationship exists between them and where the only consideration is cash.

“Base Rate” means the rate published as such by Westpac Banking Corporation from time to time and if no such rate is at any time published the rate quoted by Westpac Banking Corporation at that time on unsecured overdraft accommodation in excess of $100,000.

“Business Day” means a day on which the trading banks are open for general banking business in Melbourne, Australia.

“Claim Asserted in Good Faith” means and is limited to any claim asserted in any Licensed Patent which can reasonably be considered to be patentable under the laws of the country where filed having regard to any and all references, prior art, novelty, inventiveness, utility and any and all other relevant legal criteria.

“Commencement Date” means the date of execution of this agreement by the party last signing it.

“Confidential Information” means technical, commercial and other information, know-how, drawings, specifications and/or designs relating to the design, development, manufacture, production, registration, promotion, distribution, marketing, performance or sale of the Product and information concerning business transactions or associations including other technical or commercial co-operation or collaborative arrangements or financial arrangements with other persons or bodies or customers (existing or potential or otherwise) or licensors or licensees where the information is embodied in some Material Form, and without prejudice to the generality of the foregoing includes:

(i)            all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to the Product;

(ii)           all data and proprietary know-how relating to the manufacture of GAD or the use of GAD in the Product;

(iii)          information necessary or useful in obtaining Registration or approval from any Regulatory Authority; and

(iv)          all other information and other material supplied to or received by a party or its Representatives from another party or Representatives on a confidential basis pursuant to this agreement.

“Covered By” means when used in the context that a Product is covered by a Subsisting Claim or a Claim Asserted in Good Faith, that the Product or the normal method of operation or customarily intended use of such Product must, when such Product is manufactured, sold, or otherwise Exploited by Kyokuto or a Sub-Licensee constitute (but for the Licence) an infringement of a Subsisting Claim or in the period of 5 years from the Commencement Date an infringement of a Claim Asserted in Good Faith, considered as if it were a Subsisting Claim.

“Delivery Point” means such location(s) in the Territory as Kyokuto or its authorised agent shall notify Autogen from time to time in writing.

“Dollars” or “$” means Australian dollars.

“Exploit” means in respect of a Product - to make, have made, hire, sell or otherwise dispose of the Product, to offer to make, sell, hire or otherwise dispose of the Product, to use or import it or keep it for the purpose of doing any of those things.

“Final Judgment” Means a judgment or decree which becomes not further appealable or reviewable through the exhaustion of all permissible applications for appeal, rehearing or review by any superior court or tribunal or through the expiration of time permitted for such applications.

“Force Majeure” means any cause which is not within the reasonable control of the party affected by it including, but not limited to, acts of God, industrial disputes of any kind, war declared or undeclared, civil disturbance, acts or omissions of Government or other competent authority, fire, lightning, explosion or flood.

“GAD” means the engineered hybrid of the 65KD and 67KD Isoforms of Glutamic Acid Decarboxylase, known as “GAD 67/65”, manufactured in accordance with the Licensed Patents.

“GAD Improvements” means any improvements in respect of GAD, its manufacture or use or application in a diagnostic product.

“GMP” means all applicable laws of any Governmental Authority having jurisdiction over the manufacture of GAD, which laws relate to current good manufacturing practices.

“Head Licensors” means Monash university, International Diabetes Institute, Montech Pty Ltd, Rondole Pty Ltd and Montech Medical Developments Pty Ltd.

“Improvements” means any new Confidential Information or any improvement, innovation, invention or development relating to the function, design, formulation, features, process of or cost of manufacture of the Product.

“Insolvency Event” means the happening of any of these events:

(i)            an application is made to a court for an order (and is not withdrawn or dismissed within 14 days of being made) or an order is made that a body corporate be wound up;

(ii)           an application is made to a court for an order (and is not withdrawn or dismissed within 14 days of being made) to appoint a liquidator or provisional liquidator in respect of a body corporate, or one of them is appointed, whether or not under an order;

(iii)          a receiver or manager or a receiver and manager or a controller or trustee (each within the meaning given in section 9 of the Corporations Law) is appointed over all or any part of the assets of a body corporate;

(iv)          a meeting is convened or a resolution is passed to appoint an administrator or controller (each within the meaning given in section 9 of the Corporations Law) in respect of a body corporate;

(v)           a body corporate enters into, or resolves to enter into, a scheme of arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them (except to reconstruct or amalgamate while solvent on terms approved by the other party);

(vi)          a body corporate resolves to wind itself up, or otherwise dissolve itself, or gives notice of its intention to do so, (except to reconstruct or amalgamate while solvent on terms approved by the other party) or is otherwise wound up or dissolved;

(vii)         a body corporate is, or states that it is, unable to pay its debts when they fall due;

(viii)        a body corporate is, or makes a statement from which it may be reasonably deduced by the other party that the body corporate is, the subject of an event described in section 459C(2) or section 585 of the Corporations Law;

(ix)           a body corporate takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation;

(x)            a person becomes insolvent under administration as defined in section 9 of the Corporations Law or action is taken which could result in that event; or

(xi)           anything analogous or having a substantially similar effect to any of these events happens under the law of an applicable jurisdiction.

“Licence” means the right and licence granted by Autogen to Kyokuto pursuant to this agreement.

“Licensed Patents” means the patents and patent applications listed in Part A of Schedule 1 and includes any continuations, continuations in part, divisions, registrations, confirmations, reissues, renewals or extensions of term thereof and includes any corresponding patent or patent application taken out or applied for in the Territory which is fairly based upon or derived from any of the aforesaid patents.

“Licensed Technology” means any copyright, patent, patent application, design (whether registered or unregistered), Confidential Information, knowhow and other proprietary or personal rights relating to the Product.

“Limitation Period” means the longer of:

(i)            7 years after expiry or termination of this agreement; or

(ii)           until the expiration of one year after the expiry of the longest limitation period application to an action that may be brought in respect of Products either in contract tort or pursuant to a statutory or other product liability regime.

“Loss” means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, action, suit, claim, proceeding, cause of action, liability or damages incurred by a person, and includes:

(i)            the cost of any action taken by the person to protect itself against any loss or to preserve any right has under this agreement;

(ii)           any taxes or duties payable by the person in connection with this agreement (other than tax on its assessable income); and

(iii)          where applicable, legal costs on an indemnity basis or on a solicitor and own client basis, whichever is the higher.

“Manufacture” means the activities relating to production of GAD including, but not limited to, production, quality control, release and storage and the tests and analyses conducted in connection therewith, but excluding, for the avoidance of doubt, activities relating to the manufacture of finished Products incorporating GAD.

“Marketing” means the promotion, advertising, distribution and sale of the Product and includes a product launch campaign.

“Material Form” in relation to Information includes any form (whether visible or not) of storage from which Information can be reproduced, and any form in which Information is embodied or encoded.

“Minimum Royalty” in respect of particular period of time, means the minimum royalty payable by Kyokuto during that period as set out in Schedule 2.

“Month” means calendar month.

“Net Sales Value” of a Product means:

(i)            in the case of Arms Length sale the gross amount invoiced by Kyokuto (or the relevant sub-licensee) to any customer less any and all of the following:

(A)            packing, crating, transportation or insurance charges or allowances included in such amount;

(B)             trade, quantity or cash discounts or rebates actually allowed and taken;

(C)             credits or allowances given or made on account of price adjustments, recalls or destruction requested or made by an appropriate government agency except to the extent credit or payment or replacement is received from Autogen; and

(D)            any tax (excluding income tax), excise or other governmental charge upon or measured by the sale, transportation, delivery or use of the Product included in such amount.

(ii)           in any other case, the Arms Length sale price of the Product, as determined by reference to the price at which the Product is sold to Arms Length parties.

“Party” means Autogen or Kyokuto and their respective successors and permitted assigns and “parties” means both of them.

“Product” means a diagnostic kit incorporating GAD as the primary active constituent, and other technology and materials sourced by or through Kyokuto, for use in the diagnostic and presymptomatic detection of insulin dependent (Type 1) diabetes mellitus (IDDM).

“Quarter” means each period of three months commencing on the first days of each January, April, July and October during the Term.

“Registration” means the approval for the manufacture of the Product and approvals or permissions that are necessary for obtaining the approval for the Marketing of the Product.

“Regulatory Authority” means any and all bodies and organisations regulating the importation, distribution, marketing or sale of the Product in the Territory.

“Related Corporation” of an entity means another entity which is related to the first within the meaning of section 50 of the Corporations Law or is in any economic entity (as defined in any approved accounting standard) which contains the first.

“Representatives” of a party means that party’s directors, officers, employees or agents.

“Required Insurance” means:

(i)            public liability insurance in respect of Losses up to a limit of $5,000,000 covering property damage and personal injury as may be relevant to the performance of Kyokuto’s obligations under this agreement to Autogen, including (without limitation) liability, loss or damage due to negligent or malicious damage, data corruption or loss, fire, theft, electrical and water damage; and

(ii)           product liability insurance in respect of Losses up to a limit of $20,000,000 covering any liability associated with use or misuse of the Product including false readings, personal injury and consequential loss.

“Rights” means the Licensed Patents and the Licensed Technology.

“Royalty Period” means each Quarter during the Term provided that where the Term commences or ends on a day other than first day of a Quarter the first and last reports will be for only so much of the Royalty Period as occurs during the Term.

“Significant Competition” means competition or potential competition to the Product from a third party’s product which, notwithstanding the fact that it does not breach any Licensed Patent:

(i)            is in whole or in part intended to have the same function or effect as the Product; or

(ii)           in the country of manufacture or sale has taken or has the potential to take significant market share from the Product or has prevented or deterred or has the capacity to prevent or deter the Product from obtaining significant market share.

“Subsisting Claim” means and is limited to any valid claim of a validly issued unexpired and non-lapsed Licensed Patent which is not the subject of opposition, challenge, cancellation or interference proceedings or the subject of infringement. Where a Licensed Patent has been issued in a country other than Australia without a separate and independent examination by the relevant authorities of that country that patent will be deemed to have a scope equivalent to the scope of the claims of any corresponding Australian Patent which has had examination in Australia.

“Term” means the period during which this agreement is in force pursuant to clause l6, and includes in respect of royalty obligations any further period pursuant to clause 17.4.

“Territory” means Japan.

“Trade Mark” means the trade mark agreed between Autogen and Kyokuto as the trade mark to be used by Kyokuto for the Marketing of the Product.

“US$” means United States dollars.

1.2          Construction

In this agreement unless the context otherwise requires:

(a)         Business Day.  If any day appointed or specified by this agreement for the payment of any money or the doing of any act or thing falls on a day that is not a Business Day, the day so appointed or specified shall be deemed to be the next day which is a Business Day.

(b)         Collective references. Reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

(c)         Defined expressions. If a word or phrase is defined, cognate words and phrases have corresponding definitions.

(d)         Gender. Words importing any gender include the other genders.

(e)         Headings. Headings shall be ignored in construing this document.

(f)          Joint liability. An obligation of two or more parties shall bind them jointly and severally.

(g)         Joint obligations. An obligation incurred in favour of two or more parties shall be enforceable by them jointly and severally.

(h)         Month. Means a calendar month.

(i)          Numbers. Words importing the singular include the plural and vice versa.

(j)          Parts of agreement. References to this agreement include its recitals, schedules and annexures.

(k)         Persons. References to persons include corporations and bodies politic.

(l)          Reconstituted bodies. References to a body which has ceased to exist or has been reconstituted, amalgamated, reconstructed or merged, or the functions of which have become exercisable by any other person or body in its place, shall be taken to refer to the person or body established or constituted in its place or the person or body by which its functions have become exercisable.

(m)        Representatives and assigns. References to a person include the legal personal representatives, successors and permitted assigns of that person.

(n)         Statutory amendments. A reference to a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether of the same or any other legislative authority having jurisdiction).

(o)         Variation. References to this or any other document include the document as varied or replaced, and notwithstanding any change in the identity of the parties.

(p)         Writing. References to writing include any mode of representing or reproducing words in tangible and permanently visible form, and include telex and facsimile transmissions.

2.             GRANT OF LICENCE

2.1          Grant of licence

Autogen hereby grants to Kyokuto with effect on and from the Commencement Date a sole licence of the Rights, subject to the further provisions of this agreement, in particular clauses 2.2 and 2.3, to Exploit the Product in the Territory utilising the Licensed Patents and Licensed Technology for the purposes of a diagnostic. This licence does not extend to:

(a)         a right to use the Licensed Patents and Licensed Technology for the purposes of a product for therapeutic or prophylactic as opposed to diagnostic, use in humans; or

(b)         the use of the Licensed Patents and Licensed Technology for the purposes of Manufacturing GAD.

2.2          Matters reserved to Autogen

Kyokuto agrees and acknowledges that during the Term Autogen may appoint a third party in the Territory either exclusively or otherwise for:

(a)         the manufacture of GAD utilising the Rights, where such GAD is for sale or use anywhere in the world; and

(b)         the use of the Rights for the manufacture and sale of a product for therapeutic or prophylactic use in humans.

2.3          Worldwide licence

Notwithstanding the grant of a sole licence to Kyokuto under clause 2.1, Kyokuto agrees that Autogen may grant a non-exclusive licence in respect of the Rights in the Territory to manufacture and sell a diagnostic using GAD but only if the licensee is also taking at least a non-exclusive licence in respect of the Licensed Patents for the rest of the world. Kyokuto now consents to such grant and acknowledges that it will not constitute a breach of this agreement.

2.4          Most favoured licensee

In the event that Autogen exercises its right under clause 2.3 to grant to a third party a further non-exclusive licence in respect of the Rights in the Territory, then it will only do so on the basis that the licence satisfies the following conditions or in the event that the licence does not, that Autogen agrees to vary the relevant conditions of this licence to be at least as favourable to Kyokuto. The conditions are:

(a)         the net rate of royalty receivable by Autogen from the proposed licensee in respect of its licensed products in the Territory is greater than or equal to the net rate receivable by Autogen from Kyokuto on sales of Products, after taking into account royalties due to third parties by Autogen in respect of such sales;

(b)         if GAD is being supplied by Autogen to the proposed licensee the price at which GAD is supplied to the relevant licensee is greater than or equal to the price payable by Kyokuto;

(c)         unless such licence is granted more than 2 years after the date of this Agreement, the amount of any up front of lump sum payments made by the proposed licensee is greater than or equal to US$100,000.00.

3.             ROYALTIES AND UP FRONT PAYMENTS

3.1          Up front fees

In consideration of the grant of the Licence by Autogen and Autogen’s obligations under this agreement, Kyokuto agrees to pay to Autogen on the Commencement Date an up front fee of US$100,000. This fee is not an advance payment of royalties.

3.2          Royalty Obligation

In consideration of the grant of the Licence Kyokuto hereby agrees to pay to Autogen:

(a)         in respect of sales of Products Covered By Licensed Patents in the Territory a royalty equal to [*]% of the Net Sales Value of each Product sold; and

(b)         if the Product is not Covered By Licensed Patents a royalty of [*]% of the Net Sales Value of Products.

4.             REGISTRATION

4.1          Registration of Product

Autogen must, at Autogen’s cost, provide Kyokuto with all chemistry, quality control, other preclinical, data and clinical data and documentation in Autogen’s possession which is of use to or will assist Kyokuto to apply for and gain Registration. Autogen is however not required to undertake any clinical trials or development work to assist Kyokuto. Kyokuto must forthwith after the Commencement Date use reasonable endeavours to promptly:

(a)         complete the development of the Product;

(b)         undertake the relevant trials and other necessary activities required to seek Registration of the Product in the Territory; and

(c)         apply for and gain Registration of the Product in the Territory in its own name.

The cost of undertaking the above steps is to be borne by Kyokuto.

4.2          Consent for clinical trials

Kyokuto shall not conduct or knowingly supply Product to any person who intends to conduct any clinical trials or scientific study concerning or utilising the Product (other than where such trial or study is to involve less than 15 human subjects and does not require any prior Regulatory Authority approval) without the prior written consent of Autogen, such consent not to be unreasonably withheld.

4.3          Notifications

Kyokuto must provide Autogen with evidence of an application for Registration and the gaining of Registration within 2 weeks of each of making such application and gaining such Registration.

4.4          Failure to apply for Registration

If Kyokuto fails to apply for Registration within 12 months the Commencement Date, other than where the failure to so apply was attributable to a failure by Autogen to comply with its obligations under this agreement, Autogen may at its option terminate this agreement or convert the licence granted to Kyokuto pursuant to clause 2.1 to a nonexclusive licence for the Territory.

4.5          Refusal of Registration

If an application by Kyokuto for Registration is refused, Kyokuto is obliged to re-apply for Registration when so required by Autogen but such requirement shall only be imposed if Autogen is of the reasonable belief, following discussions with Kyokuto, that the reapplication will be approved. The cost of making and prosecuting any such re-application shall be borne by Kyokuto.

4.6          Maintenance of Registrations

Kyokuto agrees to do all things necessary to ensure that all product registrations and approvals in respect of the Products are maintained and to provide Autogen with any and all documentation and information concerning any variations to such product registrations or approvals. Such product registrations and approvals include without limitation any registration concerning the packaging or labelling of the Products.

5.             REPORTS

5.1          Reporting requirements

Kyokuto shall within 60 days of the end of each Royalty Period provide to Autogen a written report setting out in reasonably specific detail:

(a)         the gross sales value of all Products which have been sold by Kyokuto and its sub-licensees during the preceding Royalty Period and the calculation of Net Sales Value from such gross sales,

(b)         the calculation of the royalty payable on such Products, including details of the currency conversion rates used, any taxes or other amounts withheld and any adjustments on account of returns.

5.2          Internally used Products

Any Products used or consumed by Kyokuto or any of its Related Corporations in its or their own activities or other products shall be deemed to have been sold at Kyokuto’s then current Arms Length selling price therefore at the time of use or consumption and shall be included in an appropriate royalty report and be subject to royalty. The preceding royalty obligation will not apply to Product consumed as part of internal acceptance or quality assurance testing, further research and development or in clinical trials to test the safety and efficacy of the Product or otherwise required for the purposes of Registration.

5.3          Time of Sale

A Product shall be deemed to be sold at the earlier of delivery to the buyer, invoice to the buyer or payment by the buyer.

5.4          Foreign currencies

Kyokuto shall calculate royalties in local currencies and convert the same to Dollars (or to such other currency as Autogen may nominate from time to time) at the ruling rate of exchange as on the last day of the Royalty Period.

5.5          Payment mechanics

The royalty payable to Autogen shall be paid to a bank account nominated by Autogen in Melbourne, Australia (or at such other location as Autogen may stipulate from time to time) within sixty days of the end of each Royalty Period.

5.6          Kyokuto to keep accounts and records

Kyokuto shall keep and retain at least for a period of 36 months after the end of the Royalty Period to which they relate, true and particular accounts and records of all sales of Products sufficient to verify Kyokuto’s calculation of Net Sales Value of Products sold, the calculation of royalty based thereon and conversion of such amounts into the relevant currency.

5.7          Inspection of accounts

At any time from the Commencement Date until the expiry of two years after the end of the Term, Autogen or its duly authorised representatives reasonably acceptable to Kyokuto shall have the right to inspect and audit from time to time the accounts and records referred to in clause 5.6 and such other matters as are directly relevant to the calculation of the amount of any payment due by Kyokuto to Autogen under this agreement and shall be entitled to take copies of such records, on the following conditions:

(a)         inspection shall be limited to 2 times in any 12 Month period;

(b)         inspections shall take place during normal business hours and upon reasonable prior notice to Kyokuto;

(c)         employees of Autogen or its duly authorised representatives who inspect such accounts and records must be suitably qualified personnel reasonably acceptable to Kyokuto and shall:

(i)              prior to inspecting such records and accounts, enter into a confidentiality agreement with Kyokuto containing undertakings similar to those in clause 11; and

(ii)             whilst inspecting such records and accounts, abide by all of Kyokuto’s standard rules and regulations;

(iii)            Autogen shall indemnify and hold Kyokuto harmless from all liability resulting from any negligence or any other activities on the part of Autogen’s employees or duly authorised representatives inspecting such records and accounts.

5.8          Settlement of discrepancies

If any discrepancy is found by Autogen then the amount thereof must be paid within 7 days of demand therefore to Autogen.

5.9          Cost of audit

Autogen must bear the cost of any examination under clause 5.7 unless a discrepancy of 5% or more in the amount of any royalty payment is detected in which event Kyokuto must bear the expense of the examination.

6.             MARKETING OF PRODUCT

6.1          Kyokuto’s obligations

Kyokuto must use its best endeavours, at the expense of Kyokuto, to:

(a)         promote, distribute and sell the Product in the Territory in order to obtain the optimum market potential for the Product;

(b)         provide and maintain such suitable places of business for the storage, handling and sale of the Product at such locations throughout the Territory as Kyokuto thinks suitable;

(c)         provide and maintain such marketing, sales and office staff to promote and sell the Product in accordance with this agreement, such personnel to be deemed the agents, representatives or employees of Kyokuto and not those of Autogen;

(d)         maintain in the Territory sufficient stocks of the Product to meet the market demand for the Product; and

(e)         no later than 2 months prior to the commencement of each year during the Term prepare sales and marketing plans in respect of the Product in the Territory for discussion with Autogen.

6.2          Commencement of Marketing

(a)         If Marketing by Kyokuto has not commenced in the Territory within 3 months of Kyokuto obtaining Registration or within such other time as agreed by the parties and such failure to so commence Marketing is not attributable to any failure by Autogen to comply with its obligations under this agreement, Autogen may at its option by notice in writing to Kyokuto convert the Licence to a non-exclusive licence or terminate this agreement.

(b)         Upon the giving of notice by Autogen terminating Kyokuto’s Licence, the parties will enter into good faith discussion with a view to determining if and upon what basis any Registration may be transferred to Autogen and/or its nominee.

6.3          Parallel exporting

To the extent permitted by the laws of the Territory, Kyokuto agrees:

(a)         not to sell the Product in any country or to persons in any country outside the Territory;

(b)         not to sell or cause or knowingly permit to be sold Product to a third party within the Territory where there are reasonable grounds for Kyokuto to suspect the third party may, whether directly or indirectly, sell or cause Product to be sold outside the Territory; and

(c)         to sell all Product on the condition that such Product will not be exported by the purchaser or sold to any third party whom the purchaser knows or ought reasonably to know is likely to export such Product out of the Territory.

6.4          Initial reports

Kyokuto shall within one month of the relevant dates submit to Autogen, at Kyokuto’s cost, details of the date of commencement of Marketing and details of the establishment of or change to any facilities referred to in clause 6.1(b).

6.5          Ongoing reports

Kyokuto must on an annual basis keep Autogen reasonably informed as to its proposed marketing activities in relation to the Products in the coming year. In particular such report is to provide estimates of the pricing and expected volumes for the Product, an outline of the distribution system, an assessment of the market place and a detailed overview of the proposed marketing and promotional strategies in respect of the Products.

6.6          Non competition

Kyokuto covenants that neither it nor its Related Corporations will during the Term make, sell or promote any product which could reasonably be regarded as competitive with the Product.

6.7          Advertising and promotion material

Kyokuto’s proposed publications in relation to the Product including advertisements, sales and trade literature and instruction leaflets shall be submitted to Autogen in draft form and may only be published after Autogen has given its specific consent thereto in writing, such consent not to be unreasonably withheld or delayed. Any references by Kyokuto to Autogen will require the prior written approval of Autogen.

7.             SUB-LICENSING

7.1          Sub-licensees versus distributors

If Kyokuto sells the Product to any Related Corporations, then they will deemed to be sub-licensees and not distributors. In the event that Kyokuto sells the Product in less than a fully finished form to a third party, such that additional manufacturing steps other than final packaging are required, then a sub-licence in accordance with this clause 7 will be required. In all other cases, that is sales to non-Related Corporations where fully manufactured (whether fully packed or not) Product is supplied, it will be at Kyokuto’s election whether such persons become sub-licensees or distributors.

7.2          Right to sub-licence

Subject to clause 7.1, Kyokuto may grant sub-licences upon such terms and conditions as it may arrange, provided Kyokuto and the sub-licences granted by it must strictly comply with the provisions of this clause 7, provided that Kyokuto is not entitled to licence a third party to manufacture GAD.

7.3          Sub-licences

Kyokuto shall have the right to grant sub-licences to a third party in respect of the Product provided that Kyokuto complies with the obligations set out in clause 7.4 and the sub-licence complies with the following:

(a)         the proposed sub-licencee being granted the sub-licence has the commercial capacity to promote and exploit the relevant Product with due diligence and probity and has at least sufficient skills and resources to comply with the obligations placed upon Kyokuto in relation to that Product in the Territory;

(b)         neither the proposed sub-licensee nor any of its Related Corporations:

(i)              manufactures, distributes or sells products competitive with the Product; or

(ii)             is engaged in litigation with Autogen or its Related Corporations, or any of the Head Licensors.

(c)         the sub-licence is wholly consistent with the terms of this Licence and in particular:

(i)              such sub-licence does not purport to extend or continue in any circumstances where this Licence may be terminated, except in the circumstances set out in clause 17.1(f);

(ii)             the sub-licensee acknowledges that Autogen owns the Rights;

(d)         the sub-licence prohibits the sub-licensee from taking any action or allowing any action to be taken which detracts from the ownership of the Rights by Autogen or conflicts with the provisions contained in this Licence in relation to prosecuting or defending the Licensed Patents or defending any allegation of infringement of the Rights or the Trade Marks;

(e)         the sub-licence is in the English language, executed by the sub-licensee and giving its place of business;

(f)          the sub-licence obliges the sub-licensee to pay to Kyokuto a royalty at least equal to the royalty payable by Kyokuto to Autogen pursuant to clause 7.5;

(g)         the sub-licence requires the sub-licensee to maintain all books, records and accounts necessary to enable verification of Net Sales Value and royalties and other income required to be paid by Kyokuto to Autogen and permits inspection by Autogen on terms essentially identical to clauses 5.6 and 5.7;

(h)         the sub-licence limits the duration of the sub-licence in respect of any Product for the term of this agreement and further provides for the sub-licence to terminate automatically upon the termination of this agreement, subject to clause 17.1(f) or upon an Insolvency Event occurring in relation to the sub-licensee;

(i)          the sub-licence prohibits the sub-licensee without the consent of Autogen from assigning, transferring, mortgaging or parting with any of its rights under the sub-licence;

(j)          the sub-licence obliges the sub-licensee to maintain the insurances referred to in clause 15.5 and to obtain and maintain the Registrations and approvals referred to in clause 4 as apply to that sub-licensee; and

(k)         the sub-licence provides that all the terms and conditions of the sub-licence may be enforced by Autogen against the Sub-licensee notwithstanding that Autogen is not a party to the sub-licence or any rule of law or equity to the contrary.

7.4          Notification of sub-licence

Kyokuto must within one month of the entering into of a sub-licence notify Autogen of the granting of the sub-licence and provide Autogen with general details of the sub-licensee, including information as to its financial affairs and resources and a copy of the executed sub-licence.

7.5          Calculation of royalty for sub-licences

Where any Product is Exploited by a sub-licensee, the royalty payable in respect of such Exploitation shall be calculated on the Net Sales Value of such Product by the sublicensee on the same basis as set out in clause 3.2, and not as a proportion of the royalties or other receipts which may be paid by the sub-licensee to Kyokuto pursuant to any sublicence granted by Kyokuto. Kyokuto is directly liable to Autogen for the payment of this royalty.

7.6          Up-front and lump sum fees

In addition to the amounts provided for in clause 7.5 Kyokuto must pay to Autogen [*]% of any and all amounts received by Kyokuto from any sub-licensees other than amounts calculated by reference to the net sales price of Products or the number of products sold.

7.7          Royalty reporting

Any payments due to Autogen under this clause 7 shall be included with Kyokuto’s reports and payments to be made under the provisions of clause 5 for the Royalty Period in which any such amounts become due and payable to Kyokuto.

7.8          No licensing

Except as provide under the preceding provisions of this clause 7, Kyokuto may not grant any sub-licence of the rights granted to it pursuant to this agreement without the prior written consent of Autogen, such approval not to be withheld unless Autogen reasonably believes:

(a)         any proposed sub-licensee will not properly perform and discharge all of the obligations of Kyokuto under this agreement in respect of the relevant sublicensed Territory;

(b)         that the proposed sub-licensee is not financially sound or will be unable to pay royalties and other amounts payable under the relevant sub-licence as and when they fall due;

(c)         there are reasonable grounds to believe that the-proposed sub-licensee is likely to conduct itself in a manner likely to endanger or cause injury to Autogen’s reputation, the Trade Mark or the reputation, quality, image or character or the Product;

(d)         the proposed sub-licence is not wholly consistent with the terms of this licence and in particular complies with clauses 7.3(b)(i), (ii), (c), (d), (e), (f), (g), (i) and

In no circumstances will Autogen be obliged to provide its consent less than 1 month after it is given a copy of the terms of the proposed sub-licence.

8.             TRADE MARK

8.1          Trade mark - Kyokuto’s obligations

Kyokuto agrees:

(a)         to use reasonable endeavours to promptly procure registration of the Trade Mark in the Territory;

(b)         to use the Trade mark as the sole product name or mark in relation to the Product, other than its own corporate name;

(c)         not use the Trade Mark except in relation to the Products; and

(d)         take all steps reasonably required in the Territory to ensure that sufficient use of the Trade mark is made therein to avoid abandonment by reason of non use and to otherwise maintain the trade mark.

8.2          Use of Trade Mark after termination

Following termination of expiry of this agreement, Kyokuto must cease to use the Trade Mark in respect of any product or service, the same as, similar to or which may be confused with the Product or otherwise in a manner which may indicate a connection or association with Autogen or GAD.

9.             MINIMUM ROYALTIES

9.1          Kyokuto’s obligation

Kyokuto must during the periods set out in Schedule 2 use its best endeavours to achieve a minimum royalty payment in respect of the Product equal to the amounts set out in that schedule. For the purposes of determining any shortfall, any amounts paid by Kyokuto under clause 7.6 are to be excluded. Unless the total royalties paid by Kyokuto in respect of a year already exceed the minimum royalty payment for that year as specified in Schedule 2, Kyokuto agrees to pay to Autogen on each royalty payment date at the end of each Royalty Period in that year an amount, as and by way of minimum royalty applicable for that year less the royalties already paid in that year, equal to the lesser of.

(a)         25% of the specified minimum royalty payment applicable for that year; or

(b)         the minimum royalty payment applicable for that year less the royalties already paid in that year.

9.2          Serious failure to meet targets

In the event that in two successive years the royalties that would be paid by Kyokuto except for the provisions of clause 9.1, are less than 80% of the minimum royalties specified in Schedule 2 then Autogen may at its option:

(a)         terminate this agreement by giving 3 months notice in writing to Kyokuto of its intention so to do, the licence to terminate on the expiry of such notice; or

(b)         convert Kyokuto’s licence to a non-exclusive licence in the Territory.

10.          ASSISTANCE

10.1        Provision of Confidential Information

Autogen shall forthwith after the Commencement Date provide the Confidential Information not already within Kyokuto’s possession or control to Kyokuto and shall throughout the Term continue to provide to Kyokuto any GAD Improvements.

10.2        Provision of assistance

At the reasonable request of Kyokuto Autogen shall at reasonable intervals throughout the Term provide personal instruction, assistance and training in the Confidential Information to suitably qualified employees of Kyokuto on the following terms:

(a)         instruction assistance and training shall be limited to such numbers and for such period as Autogen can satisfactorily instruct and supervise without unduly interfering with Autogen’s own routines and current commitments and in this regard Autogen will be the sole judge;

(b)         instruction assistance and training shall embrace all aspects of the Confidential Information;

(c)         suitably qualified employees of Kyokuto will be given access to and an adequate opportunity to study the Confidential Information; and

(d)         the costs of the provision of such training and assistance shall be borne by Kyokuto.

11.          CONFIDENTIAL INFORMATION

11.1        Obligations to Autogen

Subject to clauses 11.3 and 11.6, Kyokuto covenants with Autogen as follows:

(a)         to keep all Confidential Information belonging to Autogen or supplied to it by Autogen, including the existence of such Confidential Information, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care, as it uses to maintain its own confidential information;

(b)         to provide proper and secure storage for such Confidential Information within its possession or control;

(c)         to use such Confidential Information only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Autogen; and

(d)         to not copy or reduce to writing or any other medium any part of such Confidential Information except as may be reasonably necessary for the purposes of this agreement.

11.2        Obligations to Kyokuto

Subject to clauses 11.3 and 11.6, Autogen covenants with Kyokuto as follows:

(a)         to keep all Confidential Information belonging to Kyokuto or supplied to it by Kyokuto, including the existence of such Confidential Information, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own confidential information;

(b)         to provide proper and secure storage for such Confidential Information within its possession or control;

(c)         to use such Confidential Information only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Kyokuto; and

(d)         to not copy or reduce to writing or any other medium any part of such Confidential Information except as may be reasonably necessary for the purposes of this agreement.

11.3        Exceptions to obligations

The obligations of confidence set out in clauses 11.1 and 11.2 shall not extend to Confidential Information which:

(a)         at the time of disclosure to a party is in the public domain or generally known in the diagnostics industry;

(b)         after disclosure to a party becomes part of the public domain otherwise than as a result of the wrongful act of that party or one of that party’s disclosees;

(c)         a party can show was in its possession at the time of disclosure and was not acquired directly or indirectly from the other party; or

(d)         is received from a third party provided that it was not acquired directly or indirectly by that third party from a party to this agreement or under an obligation of confidence;

(e)         is required by compulsion of law to be disclosed;

provided that:

(f)          the onus shall be on the party alleging the same to prove that one of the above exceptions has application;

(g)         in any case of uncertainty as to whether the obligations in clauses 11.1 or 11.2 have application to any information, such information shall be treated as subject to the obligations until advised otherwise by the party to whom the obligations are owed;

(h)         prior to either party making any disclosure of information which is prima facie confidential information in circumstances where the party that intends to disclose the information is of the view that one of the above exceptions has application, it must notify the other party of the facts and circumstances by virtue of which it believes that it is entitled to disclose the information, and must not disclose such information until either 14 days has elapsed or the other party has indicated its consent to the disclosure of such information.

11.4        Rights in Confidential Information

Each party acknowledges and agrees that each other party has made a substantial investment in that party’s Confidential Information and has a legitimate right to protect itself against wrongful disclosure or use of such Confidential Information.

11.5        Term of obligation

The obligations in this clause 11 shall survive the expiry or termination of this agreement for whatever reason and continue indefinitely, subject always to the exceptions included in clause 11.3.

11.6        Permitted disclosures

Each party (“the first party”) shall be permitted to disclose Confidential Information belonging to another party or supplied to it by another party (“the other party”) to such of the first party’s Representatives as require access to such information for the purposes of this agreement, provided that:

(a)         only such Confidential Information as needs to be disclosed to a person for the purposes of this agreement will be disclosed to that person; and

(b)         the first party shall:

(i)              have obtained from each such person undertakings in favour of the other party substantially in the form of the relevant obligations and undertakings in this clause 11 (but not this clause 11.6);

(ii)             be responsible for the performance of its Representatives’ undertakings referred to in clause 11.6(b)(i); and

(iii)            take whatever steps are reasonably necessary, including the institution of legal proceedings, to ensure that each of its Representatives is bound by and observes the terms of the undertakings referred to in clause 11.6(b)(i).

11.7        Delivery-up of Confidential Information

All of a party’s Confidential Information and all materials containing or embodying such Confidential Information and all copies of or extracts from or notes on the same in the possession, power or control of another party or any of its employees, servants or agents together with all forms and other materials relating to practices and procedures in relation to the Confidential Information to the extent possible shall:

(a)         in the event of the expiration or sooner termination of this agreement, be delivered up by the other party to the first party at the expense of the other party; and

(b)         in the event of any demand made by the first party be delivered up by the other party to the first party at the expense of the first party.

11.8        Market disclosure requirements

Nothing in this clause 11 will in any way restrict Autogen or its Related Corporations from making whatever disclosures they may deem necessary to fulfil the requirements of and their obligations under the Corporations Law or the rules of the Australian Stock Exchange Limited.

12.          IMPROVEMENTS

12.1        By Kyokuto

Any GAD Improvements invented, discovered or acquired by Kyokuto during the Term must promptly and without specific request be disclosed in full to Autogen prior to any public use or disclosure of any such GAD Improvements to any third party. Subject to the remaining provisions of this clause any such GAD Improvements will be the property of Kyokuto and Kyokuto must grant to Autogen a non-exclusive licence for a royalty to be agreed, such licence to include the right to sub-licence such GAD Improvement for the duration of the patent or other protection relating to such GAD Improvement. Kyokuto and Autogen shall discuss in good faith and agree upon the rate of royalty applicable to such licence. Autogen will be liable to account to Kyokuto for the agreed share of any incremental remuneration or other consideration received by Autogen from the use or licensing of such GAD Improvement.

12.2        By Autogen

Any Improvement invented, discovered or acquired by Autogen during the Term shall be offered to Kyokuto by way of a non-exclusive licence to use any such Improvement for the duration of the Term and upon the same terms, mutatis mutandis, as are contained in this agreement. Such Improvement will be included in the Rights without payment of any Royalty or Fee.

12.3        Additions to Licensed Patents

Autogen agrees to advise Kyokuto promptly of the filing of any patent application or of the issue of any patent which is legally or beneficially owned by Autogen and which:

(a)         is dominated by or dominates any patent or patent applications otherwise included in Licensed Patents; or

(b)         relates to any Product or describes and claims any improvements in or to any Product or methods or processes of making or using the same,

such that the Exploitation of the Products in the Territory by Kyokuto in accordance with the terms of this agreement would be Covered By such patent or patent application then Kyokuto shall have an option to have such patent included within Licensed Patents, such option to be exercised by notice in writing to Autogen within 3 months of notification to Kyokuto. If Kyokuto does exercise its option then such patents or patent applications will be included in Licensed Patents without increase in the earned royalty rate specified in clause 3.

12.4        Kyokuto kit technology

Kyokuto gives Autogen a right of first refusal in respect of the sale and exploitation of the Product, outside of the Territory. In particular it is agreed that Kyokuto will not offer the Product for sale outside of the Territory, or offer to licence the diagnostic technology relevant to the Product to any third party without first offering it to Autogen. In this regard the following provisions will apply:

(a)         Kyokuto will make a written offer to Autogen to either acquire the Product or licence the relevant diagnostic technology;

(b)         the offer must state, in reasonable detail, the terms and conditions on which the offer is made, and must be open for acceptance for not less than 90 days;

(c)         during the 90 day offer period, Kyokuto and Autogen must confer with each other, and in good faith discuss and consider the offer;

(d)         if the offer is not expressly accepted or rejected within the 90 day period, it will be deemed to have been rejected at the end of the 90 day period;

(e)         if no agreement is reached between, Kyokuto and Autogen, Kyokuto will be free to negotiate the sale of the Product or the licensing of the relevant diagnostic technology with any third party, subject always to the terms of this agreement, and the other rights of Autogen outside of the Territory;

(f)          however, Kyokuto may not enter into any agreement with any such third party unless Kyokuto first affords Autogen a 60 day period to evaluate and meet or better the third party offer. To this end, Kyokuto must provide Autogen with full details of the third party offer;

(g)         if Autogen meets or betters the third party offer, Kyokuto must accept the Autogen offer; and

(h)         the above provisions will apply for a period of 10 years or while royalties are being paid to Autogen under this agreement, whichever is longer.

13.          LIABILITY

13.1        Responsibility for Products

Kyokuto must ensure at all times during the Term that the Product is manufactured, used and sold strictly in accordance with all relevant applicable requirements and in the Territory and Kyokuto will be responsible for conducting its own independent examination and verification of the accuracy and suitability of Licensed Patents, Licensed Technology and Confidential Information and for ensuring the same is suitable for the purposes for which the same is to be provided.

13.2        Autogen not liable

Autogen shall not be liable (in contract or tort or otherwise) to compensate Kyokuto for any loss howsoever arising suffered by Kyokuto arising directly or indirectly from the use of Licensed Patents, Licensed Technology or the sale of the Product.

14.          INDEMNITIES

14.1        Indemnity by Kyokuto

Kyokuto agrees to indemnify Autogen against and hold Autogen harmless from any and all Losses arising from or in connection with:

(a)         a breach by Kyokuto of any of its warranties or obligations under this agreement;

(b)         the manufacture of the Products by Kyokuto;

(c)         the storage, use, sale, shipping and Marketing of the Product by Kyokuto;

(d)         any representations, express, implied or statutory made by Kyokuto as to the efficacy or safety or use to be made by any purchaser of the Product including, without limitation, representations made by reference to the labelling or packaging or the Product;

(e)         it shall be a term of any sub-licence granted by Kyokuto to any third party that such third party agrees to the same extent and in the same terms as the indemnities contained in this clause 14 to indemnify Autogen and that the sub-licensee specifically agrees that it will not challenge the standing of Autogen in the event of Autogen seeking to rely upon such indemnification;

provided that Kyokuto shall not be required to provide indemnity with respect to any Losses, to the extent they result from Autogen’s or its Representatives negligence or breach of any of Autogen’s warranties or obligations under this agreement, or from information about the Product supplied by Autogen to Kyokuto.

14.2        Indemnity by Autogen

Autogen agrees to indemnify Kyokuto and hold Kyokuto harmless from any and all Losses, arising from or in connection with a breach by Autogen of any of its warranties or obligations under this agreement provided that Autogen shall not be required to provide indemnity with respect to any Losses, to the extent they result from Kyokuto’s or its Representatives’ negligence or breach of any of Kyokuto’s warranties or obligations under this agreement.

14.3        Notification regarding certain claims

Kyokuto undertakes promptly to notify Autogen of the bringing or threat of any claim or legal proceedings in the Territory involving the Products of which Kyokuto becomes aware against or involving or implicating Autogen or any of its Related Corporations or in any way touching upon or concerning the commercial interests of Autogen. In any such case the following provisions shall apply:

(a)         If such claim or legal proceedings involves GAD Manufactured by Autogen or has as a substantial element an allegation that properly manufactured GAD is unsafe or has caused some loss or damage, then Autogen shall have the first right to defend or prosecute such claim or legal proceeding in the Territory and should Autogen undertake the defence or prosecution of any such claim or legal proceedings, Kyokuto shall fully co-operate with Autogen in relation to such action and the costs and expenses of any such action shall be borne by Autogen and the proceeds of such action shall belong to Autogen unless Kyokuto shall choose to participate in such action in which case both parties shall bear their own costs of the action and the proceeds shall be divided between the parties proportionately in accordance with the costs expended by each party; in the event of Autogen choosing not to prosecute or defend any such claim or legal proceedings Kyokuto may do so on its own behalf and in that event Autogen shall fully co-operate with Kyokuto in relation to such action, and the costs and expenses of any such action shall be borne by Kyokuto and the proceeds of any such action or any action for which there is no indemnification or for which indemnification- is not sought shall belong to Kyokuto.

(b)         In any other case Kyokuto shall have the first right to defend or prosecute such claim or legal proceeding in the Territory and should Kyokuto undertake the defence or prosecution of any such claim or legal proceedings in the Territory, Autogen shall fully co-operate with Kyokuto in relation to such action and the costs and expenses of any such action shall be borne by Kyokuto and the proceeds of such action shall belong to Kyokuto unless Autogen shall choose to participate in such action in which case both parties shall bear their own costs of the action and the proceeds shall be divided between the parties proportionately in accordance with the costs expended by each party; in the event of Kyokuto choosing not to prosecute or defend any such claim or legal proceedings Autogen may do so on its own behalf and in that event Kyokuto shall fully co-operate with Kyokuto in relation to such action, and the costs and expenses of any such action shall be borne by Autogen and the proceeds of any such action or any action of which there is no indemnification or for which indemnification is not sought shall belong to Autogen.

(c)         Kyokuto agrees not to make, without Autogen’s express written authority, any admission of liability to a claimant or plaintiff or his or her legal representative or insurer in respect of such claim or threatened claim or such proceedings or threatened proceedings in the Territory.

(d)         Kyokuto agrees not to make, without Autogen’s written authority, any settlement or compromise of such claim or threatened claim or such proceedings or threatened proceedings.

15.          INSURANCE

15.1        Kyokuto to insure during Term

Kyokuto must have and must maintain for the Term the Required Insurance. The Required Insurance must be with a reputable insurer and name Autogen as an additional insured.

15.2        Warranty in respect of insurance

Kyokuto warrants that it is not aware of any fact which would prevent the insurance effected by it pursuant to this clause sustaining a claim being made in the context of this agreement.

15.3        Insurance after the Term

Kyokuto must maintain equivalent insurance coverage in place until expiry of the Limitation Period unless Autogen, acting reasonably, agrees with Kyokuto that:

(a)         such insurance is not available;

(b)         such insurance cannot be negotiated on reasonable commercial terms;

(c)         alternative arrangements satisfactory to Autogen have been put in place; or

(d)         the continuation of such insurance is no longer required by Autogen.

15.4        Further obligations in respect of insurance

Kyokuto must:

(a)         prior to the Commencement Date, obtain a certificate from a reputable insurance broker confirming that the insurance required by this clause 15 (the “Insurance”) is in effect;

(b)         during the Term and until expiry of the Limitation Period promptly notify Autogen:

if it becomes aware that any of the conditions precedent to the issuance and operation of the Insurance are not, or are no longer, satisfied;

(ii)             if it has made or is making claims under the Insurance which may materially affect the cover provided by the Insurance; or

(iii)            if it becomes aware that the Insurance has been, or is about to be cancelled, or a notice of cancellation or other material notice under or in relation to the Insurance has been or is about to be issued by the insurers (and, upon the issuance of any such notice, it must provide a copy of the notice to Autogen).

15.5        Sub-licensees insurance

Kyokuto shall procure that all of its sub-licensees:

(a)         maintain adequate product liability and third party liability insurance in respect of their activities pursuant to their respective sub-licences; and

(b)         ensure that all policies of insurance taken out by any sub-licensee note the interest of Autogen thereon, and that such policies specifically extend to cover the liability of the sub-licensee to Autogen and Kyokuto pursuant to the indemnities required to be contained the relevant sub-licence in accordance with clause 14.1(e).

15.6        Autogen right to insure and recover

If Kyokuto fails to itself, or to procure its sub-licensees to, take out and maintain insurance strictly as required by this clause 15, Autogen is entitled to effect and maintain on behalf of Kyokuto the Required Insurance in its own name, and the cost of any such insurance shall be to the account of Kyokuto and must be paid by Kyokuto to Autogen within 14 days of demand being made therefor.

16.          TERM AND TERMINATION

16.1        Term

Subject to clauses 16.2, 16.3, 16.4, 16.6, 18 and 23, the term of this agreement and the rights granted hereunder is for 15 years or so long as the Product is still Covered By a Licensed Patent, whichever is the longer.

16.2        Termination for breach

If one party breaches any term, provision or obligation of this agreement (the “Defaulting Party”) and the Defaulting Party fails to:

(a)         remedy such breach within 60 days after receipt of notice from the other party requiring remedy of the breach; or

(b)         if the breach cannot be remedied within the said 60 day period, commence action within the said 60 day period to remedy the breach and undertake in writing to the other party to complete remedy of the breach as soon as practicable thereafter;

the other party shall have the right to terminate this agreement immediately upon the expiration of the said period of 60 days by written notice to the Defaulting Party.

16.3        Termination in default of payment

Notwithstanding anything contained in clause 16.2, this agreement may be forthwith terminated by a party by giving notice to the other party if that other party defaults in the payment of any money due by that other party to the first party under this agreement and such default continues for a period of 30 days after notice has been given to the other party demanding the payment of such money.

16.4        Termination for insolvency

Notwithstanding anything contained in clause 16.2, this agreement may be terminated by a party giving notice to the other party upon the happening of any of the following events in respect of that other parry:

(a)         an Insolvency Event in respect of that other party; or

(b)         if the other party is in breach of an undertaking given pursuant to clause 16.2(b).

16.5        Reconstruction exception

A winding up or liquidation for the purposes of reconstruction or amalgamation by the other party shall not be an event permitting or giving rise, to termination if after that reconstruction or amalgamation the resulting corporation becomes bound by the terms of this agreement by way of assignment or novation.

16.6        Termination by Autogen

Autogen may terminate this Agreement upon notice to Kyokuto if:

(a)         a person or persons who did not previously hold (whether directly or indirectly through one or more persons) more than fifty percent of the issued voting capital of Kyokuto or any of Kyokuto’s holding companies (if any), obtains (whether directly or indirectly through one or more persons) more than fifty percent of the issued voting capital of Kyokuto or a holding company (if any) of Kyokuto;

(b)         Kyokuto or any of its Related Corporations sells, manufactures or becomes engaged in distribution of products which are competitive with the Products; or

(c)         if Kyokuto or any of its sub-licensees (if any) challenges or seeks or causes to be challenged the validity of the Licensed Patents.

16.7        Termination by Kyokuto

Kyokuto may terminate this agreement upon notice to Autogen if a person or persons that did not previously hold (whether directly or indirectly through one or more persons) more than fifty percent of the issued voting capital of Autogen or any of Autogen’s holding companies (if any), obtains (whether directly or indirectly through one or more persons) more than 50% of the issued voting capital of Autogen or a holding company (if any) of Autogen.

16.8        Termination to be without prejudice

Any termination of this agreement shall be without prejudice to the rights which a party has against the other in respect of anything done or omitted to be done hereunder prior to such termination or in respect of any sums or other claims outstanding at the time of termination_

17.          OBLIGATIONS AND RIGHTS ON TERMINATION

17.1        Obligations of Kyokuto

Immediately upon termination or expiration of this agreement, but subject to clause 17.4, Kyokuto shall:

(a)         pay all outstanding balances of the royalty payable in accordance with the terms of this agreement;

(b)         remove all signs, advertising displays, labels and the like identifying Kyokuto as a licensee and thereafter Kyokuto will not use such signs and displays in connection with any business conducted by it and will not in any way refer to its previous association with the Rights for any commercial purpose whatsoever;

(c)         not conduct its business so as to falsely reflect discredit on Autogen or the Rights; and

(d)         at Autogen’s option and request terminate or assign to Autogen any sub-licence granted by Kyokuto hereunder.

17.2        Obligations of Autogen

Immediately upon termination or expiration of this agreement, Autogen shall:

(a)         as soon as conveniently possible reconcile all accounts relating to Kyokuto;

(b)         accept all outstanding balances within existing terms of settlement within the. terms of this agreement;

(c)         remove all signs, advertising displays, labels and the like identifying Kyokuto as a licensee of the Rights in respect of the Territory and thereafter Autogen will not use such signs and displays in connection with any business conducted by it for any commercial purpose whatsoever; and

(d)         not conduct its business so as to falsely reflect discredit on Kyokuto.

17.3        Rights of Autogen

Following termination and expiration of this agreement, Autogen or any person that Autogen may designate, shall be entitled, without incurring any liability or responsibility to Kyokuto, to negotiate or consummate arrangements for another party to act as Autogen’s licensee of the rights for some or all of the Territory

17.4        Completion of sales to third parties

Following termination or expiration of this agreement, but subject to clause 17.3:

(a)         Kyokuto shall have the right to freely sell and supply to any of its customers such stock of Product that Kyokuto has on hand at the date of termination or expiration of this agreement, but Kyokuto is not entitled, save in the case of termination arising from breach by Autogen, to manufacture any further Product except to use up, raw materials and work-in-progress owned by Kyokuto as at the date of termination.

(b)         If Kyokuto has not sold and supplied such stock of Product on hand or any part of it within 6 months from the date of termination or expiration of this agreement, then at the expiry of that 6 month period, Kyokuto must destroy or otherwise deal with such remaining Product in a manner acceptable to Autogen.

(c)         Any transactions between the parties pursuant to this clause shall not be construed as a renewal of this agreement nor as a waiver of termination, but shall be governed by terms identical to this agreement mutatis mutandis.

(d)         If Kyokuto sells Products after termination of this agreement pursuant to this clause 17.4 then Kyokuto shall ensure that in the period of 6 months contemplated by this clause 17.4 that it will not market the Products in a manner likely to or calculated to damage the market credibility, integrity or ordinary price structures of the Product or the Trade Mark.

(e)         All such stocks-on-hand, and Product manufactured from work in progress shall be conclusively deemed to have been sold by the end of the said period of 6 months and Kyokuto shall thereupon make an appropriate royalty payment to Autogen in respect thereto along with a written statement containing sufficient data to enable Autogen to verify the correctness of such payment.

17.5        Limitation of Kyokuto’s rights

Upon termination or expiration of this agreement for any reason, Kyokuto shall not be entitled to compensation for goodwill which may have accrued to it through the marketing of the Product in the Territory.

18.          WARRANTIES

18.1        General warranties

Each party represents and warrants to the other that:

(a)         it has all necessary powers and authorisations necessary to enter into this agreement and observe its obligations hereunder and allow this agreement to be enforced against it; and

(b)         this agreement does not contravene any law, regulation or official directive or any obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers to be exceeded; and

(c)         there does not presently exist any event which would either now or with the effluxion of time entitle the other party to terminate this agreement pursuant to clause 16; and

(d)         it is not a party to any pending or threatened action or proceeding affecting it or any of its assets before. a court, governmental agency, commission or arbitrator where an adverse outcome could reasonably be expected to adversely impact upon the performance of its obligations under this agreement; and

(e)         it has no immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

18.2        Specific warranty re Licensed Patents

Autogen warrants to Kyokuto that:

(a)         as at the date of this agreement it has disclosed to Kyokuto details of all prior art sighted by Autogen by way of international search in relation to the Licensed Patents (which is also listed in Part B of Schedule 1); and

(b)         except as disclosed in Part B of Schedule 1, as at the date of this agreement it is unaware of any other patent which has not been disclosed to Kyokuto and which may be infringed by Kyokuto exercising the Licensed Patents in accordance with the terms of this agreement.

18.3        Warranties by Kyokuto

Kyokuto warrants to Autogen that:

(a)         it will obtain or has obtained from its Representatives who have access to the Confidential Information written obligations to treat such information as confidential strictly in accordance with this agreement.

(b)         that it has ‘made its own enquiries into the validity and enforceability of the Licensed Patents and satisfied itself that the Licensed Patents and the Confidential Information do not infringe the intellectual property rights of any third party, and that, save as provided in clause 20.2, it assumes any and all risk in relation to such infringement.

(c)         it will ensure that the storage and Marketing of the Product does not breach any law, statute, rule or regulation relating to the Product.

18.4        Head Licences

Kyokuto acknowledges that various of the Rights are licensed by Autogen from the Head Licensors pursuant to various licences (the “Head Licences”). Autogen acknowledges that the only express basis in the Head Licences on which the Head Licensors can terminate the Head Licences is for non-payment of funds by Autogen. Autogen agrees to use reasonable endeavours to maintain the Head Licences and not breach them or otherwise cause them to terminate. Kyokuto specifically agrees that this agreement will terminate in the event that any of the Head Licences are terminated by the relevant Head

Licensor.  Provided that the termination of any Head Licence is not due to or results directly or indirectly from any act or omission of Kyokuto, Autogen agrees to indemnify Kyokuto against any direct loss or damage it suffers as a result of the termination of this agreement, but limited in any event to the total of all royalties actually received by Autogen from Kyokuto under this agreement. In no circumstances will Autogen be liable for any Indirect or consequential 1osSeS Suffered by Kyokuto in such circumstances.

19.          PROTECTION OF LICENSED PATENTS

19.1        Maintenance of the Licensed Patents

Autogen shall be responsible for the cost of preparing filing prosecuting and maintaining the Licensed Patents but nothing expressed or implied herein shall necessarily obligate Autogen to institute legal proceedings to protect same.

19.2        Parties to confer

If during the Term a party becomes aware of circumstances amounting to an infringement of or challenge to the Licensed Patents in the Territory, that party shall promptly notify the other party, whereafter the parties shall confer together in good faith to determine how best to terminate the infringement or challenge.

19.3        Shared proceedings

If Kyokuto and Autogen mutually agree, legal proceedings in the Territory may be instituted on the basis that all costs and expenses thereof will be borne and shared equally between Kyokuto and Autogen (proceedings instituted on such a basis being herein called “shared proceedings”) in which case:

(a)         whilst shared proceedings are being diligently prosecuted Kyokuto shall continue to make royalty reports to Autogen and shall continue to pay royalties on sales of Products in such country on the same basis as applied prior to the shared proceedings;

(b)         if as a result of shared proceedings a Final Judgment is obtained holding all applicable claims of Licensed Patents being infringed invalid, or holding adversely as to inventorship of such Licensed Patents, or construing all applicable claims of such Licensed Patents so as not to apply to Products, such that clause 3.2(a) no longer applies, Kyokuto is still obliged to make further royalty payments to Autogen in respect of Products sold after the date of such Final Judgment in accordance with clause 3.2(b);

(c)         all costs and expenses of and incidental to shared proceedings will be borne by Kyokuto as to one-half thereof and by Autogen as to the other half thereof unless and to the extent collected from the party against whom shared proceedings were brought;

(d)         any damages or other moneys recovered in any shared proceedings will be shared equally as to one-half thereof by Kyokuto and as to the other half thereof by Autogen; and

(e)         shared proceedings may be terminated, compromised or otherwise settled upon such terms as may be agreed by Kyokuto and Autogen, including if necessary, the granting of a non-exclusive licence to a third party, notwithstanding that the Kyokuto licence may otherwise be exclusive (subject to the other provisions of this agreement). Kyokuto will not have any responsibility or obligation to initiate any legal proceedings anywhere other than in the Territory.

19.4        Autogen’s right to act

If there is no mutual agreement within one month after the date of the notice referred to in clause 19.2 to institute shared proceedings under clause 19.3 then Autogen shall:

(a)         within 3 months after the date of such notice, either to terminate such infringement or challenge; or

(b)         commence and diligently prosecute proceedings to terminate such infringement or challenge.

19.5        Kyokuto’s obligations if Autogen acts

Whilst Autogen is complying with clause 19.4:

(a)         Kyokuto must continue to make royalty reports calculated in accordance with clause 3.2(a) pursuant to clause 5, but is only obliged to make royalty payments in accordance with clause 3.2(b) (the balance being withheld by Kyokuto) (other than in respect to sales made prior to the date of first infringement which otherwise attracted a full royalty obligation under clause 3 which has not previously been satisfied) until the successful termination of such proceedings or cessation of the infringement or challenge occurs;

(b)         if Autogen in proceedings instituted by it under clause 19.4 receives a Final Judgment holding all applicable claims of Licensed Patents being infringed invalid, or holding adversely as to inventorship of such Licensed Patents, or construing all applicable claims of such Licensed Patents so as not to apply to Products for which royalties have been accrued by Kyokuto, then all moneys withheld under clause 19.5(a) may be retained by Kyokuto for its own benefit absolutely otherwise Kyokuto must pay the same to Autogen forthwith upon receipt of the Final Judgment;

(c)         all costs and expenses of any proceedings instituted by Autogen under clause 19.4 will be borne by Autogen unless collected from the party against whom the proceedings are brought;

(d)         any damages or other moneys recovered in any such proceedings will be retained by Autogen; and

(e)         Autogen shall have the right to terminate compromise or otherwise settle any proceedings it may elect to bring under clause 19.4 upon such terms as it deems appropriate, including the right to grant a non-exclusive licence under Licensed Patents to any third party.

19.6        Kyokuto’s right to act

If at any time Autogen is not complying with clause 19.4, Kyokuto may give a notice in writing to Autogen that it intends to take its own proceedings at the expiration of the period of one month. If in that period Autogen does not comply with clause 19.4 Kyokuto shall have the right, but not the obligation, to at anytime within the next 3 months bring proceedings as it may see fit to terminate the infringement or challenge or to recover damages resulting therefrom, or both.

19.7        Kyokuto’s proceedings

Upon the commencement of proceedings by Kyokuto pursuant to clause 19.6 and during the pendency thereof:

(a)         Kyokuto shall continue to make royalty reports to Autogen calculated in accordance with clause 3.2(a) pursuant to clause 5.1 but is only obliged to make royalty payments in accordance with clause 3.2(b) (the balance being withheld by Kyokuto) (other than in respect to sales made prior to the date of first infringement which otherwise attracted a royalty obligation which has not previously been satisfied) until the successful termination of such proceedings or cessation of the infringement or challenge occurs;

(b)         Autogen shall furnish to Kyokuto, upon the request of Kyokuto, all evidence and information in its possession and control pertaining to any such proceedings and Autogen shall join therein on a non-controlling basis to the extent requested by Kyokuto. If the furnishing of evidence and information as aforesaid is likely to involve Autogen in any material expense Kyokuto will enter into negotiations in good faith with a view to reaching a reasonable agreement as to the extent to which Autogen should be reimbursed therefor;

(c)         If Kyokuto receives a Final Judgment holding all applicable claims of Licensed Patents being infringed invalid, or holding adversely as to inventorship of such Licensed Patents or construing all applicable claims of such Licensed Patents so as not to apply to Products for which royalties have been accrued by Kyokuto, then all moneys withheld under clause 19.7(a) may be retained by Kyokuto for its own benefit absolutely otherwise Kyokuto must pay the same to Autogen forthwith upon receipt of Final Judgment (less any amounts Kyokuto is entitled to deduct under clause 19.7(d));

(d)         upon any successful completion such proceedings, or upon cessation of such infringement or challenge, the amounts of any judgment or settlement of past infringement or challenge actually paid to Kyokuto shall be firstly applied to reimburse Kyokuto for its costs and expenses in prosecuting such proceedings and the balance, if any, shall be retained by Kyokuto;

(e)         if the amount of any such judgment or settlement is insufficient to cover Kyokuto’s costs and expenses in prosecuting such proceedings, then the costs and expenses of Kyokuto, or the remainder thereof (as the case may be) will be reimbursed to Kyokuto out of payments withheld pursuant to clause 19.7(a) and, if necessary, out of any and all future royalty payments which would otherwise become payable by Kyokuto provided that unlike shared proceedings under clause 19.3 Autogen will not be personally liable to reimburse Kyokuto for any of the costs and expenses incurred by Kyokuto as a result of proceedings taken by Kyokuto under clause 19.6 except out of royalty payments as aforesaid and then only out of royalty payments accrued but not paid or out of future royalty payments and not in any event out of royalty payments previously actually made to Autogen.

20.          INFRINGEMENT OF OTHERS RIGHTS

20.1        Notification of action

In the event that legal action is threatened or commenced against Kyokuto arising out of Kyokuto’s use of the Rights, Kyokuto must not make any admissions or enter into any substantive steps in connection therewith but must promptly notify Autogen.

20.2        Autogen action

If such legal action against Kyokuto arises out of the use of the Rights in accordance with the terms and conditions agreed in relation to the Products, then Autogen shall have the right and obligation to defend and/or assist in the defence of such litigation and shall bear the costs and expenses of such defence.

Autogen shall attempt to settle, defend or compromise such claim on terms acceptable to it and in particular on the basis that it shares with or pays to the relevant claimant not more than fifty percent of the royalties to which Autogen may be entitled under this agreement. If Autogen is unable to secure a settlement or compromise of the third party claim on that basis, then unless a mutually satisfactory arrangement can be reached between Autogen, Kyokuto and the third party, Autogen may terminate this agreement by notice to Kyokuto.

20.3        Kyokuto action

If such legal action against Kyokuto relates to use of the Rights outside the scope of the Licence granted to Kyokuto under this agreement or otherwise in breach of this agreement, Kyokuto is solely responsible for the defence of such action at its own cost. Autogen will, if requested, comply with any reasonable request for assistance made by Kyokuto subject to Kyokuto reimbursing Autogen for any costs and expenses incurred by Autogen”.

21.          OTHER LICENCES

21.1        Special definitions

In this clause 21, the following expressions have the following meanings:

“Base Royalty Rate” means the rate of royalty that would otherwise be payable by Kyokuto to Autogen but for the provisions of this clause 21.

“Necessary Licence” means a licence of Other Rights which is required by Kyokuto in order for it to Exploit a Product containing GAD (but not to manufacture GAD) as contemplated by this agreement, but which would not be required if such Product did not contain GAD, and for the sake of clarity:

(i)              excludes:

(A)          the Rights; and

(B)         any diagnostic technology, or technology required to manufacture, use or sell a diagnostic; and

(ii)             “required”, when used in above context, means that if Kyokuto was to Exploit a Product containing GAD (but not to manufacture GAD) as contemplated by this agreement without such licence it would infringe the valid patent of a third party.

“Other Rights” means any proprietary or personal right arising from intellectual activity in the business, industrial, scientific or artistic fields. It includes a copyright, design (whether registered or unregistered), trademark (whether registered or unregistered), patent or patent application or invention, circuit layout, knowhow or confidential information.

21.2        Parties intention

The intention of the parties is that, recognising that the use of GAD in a Product may require the use by Kyokuto of Other Rights, that Autogen will be obliged, within limits, to deal with the holders of those Other Rights, with a view to procuring for Kyokuto and its Sub-licensees, a licence in respect of those Other Rights to enable them to use GAD in Products. The obligations of Autogen in this regard are not to be absolute but rather to use all reasonable endeavours to procure such licences within the limits of this clause, and on the basis, that it is expected that the ongoing “cost” of such licences are borne by Autogen out of its royalty share as otherwise provided by this agreement.

21.3        Extra Rights

In the event that it is determined that there is a Necessary Licence, then Autogen will be solely responsible for endeavouring to procure the Necessary Licence, either:

(a)         by way of securing a licence of the relevant Other Rights in accordance with clause 21.4, in which case those Other Rights will be added to the Rights and accordingly incorporated in this agreement; or

(b)         by procuring of the grant in favour of Kyokuto, on terms reasonably acceptable to Kyokuto of a licence in respect of the relevant Other Rights in accordance with clause 21.5, whereupon there will a reduction in the Base Royalty Rate in accordance with clause 21.6.

21.4        Licence by Autogen

Autogen may satisfy its obligations under this clause 21 by procuring the grant in its favour of a licence in respect of the Other Rights, which enables those Other Rights to be included in the Licence, with the consequence that the use of those Other Rights by Kyokuto does not infringe the valid patent rights of the relevant third party. In such a case Autogen is solely responsible for the payment to the relevant third party of any royalty due to that third party in respect of the use of the Other Rights in respect of Products.

21.5        Licence to Kyokuto

Autogen may satisfy its obligations under this clause 21 by procuring the grant in favour of Kyokuto directly of a licence from the owner of the Other Rights, which enables Kyokuto to use GAD in the Products in the Territory. Such licence may be on terms generally similar to those contained in this agreement or on such other usual terms as may be proposed. Kyokuto agrees that it will assist in this process and enter into any relevant negotiations in good faith. If the owner of the Other Rights seeks any up front payment then that will be the responsibility of Autogen.

21.6        Royalty reduction if Kyokuto takes licence

In the event that a licence is procured in favour of Kyokuto in accordance with clause 21.5, then the royalty rate payable to Autogen under this agreement, will, subject to clause 21.7, be reduced by the amount of the royalty payable to the owner of the Other Rights. If by reason of the operation of clause 21.7, the full amount of such royalty is not reflected in a comparable reduction in the royalty payable to Autogen, then Kyokuto is responsible for such excess.

21.7        Limit on royalty reduction

Autogen will not be obliged to procure for itself or Kyokuto a licence from a third party under clause 21.3, if as a result of doing so the Net Royalty Rate is less than half of the Base Royalty Rate. However in such circumstances, Autogen will not immediately terminate this agreement but will discuss with Kyokuto as to how best the situation can be resolved in the light of the then state of Kyokuto’s business using the Product.

NRR = BRR - ALR - KLR

Where:

NRR is the Net Royalty Rate

BRR is the Base Royalty Rate

ALR is the rate of royalty payable to a third party in respect of sales of Products under a licence procured by Autogen under clause 21.4.

KLR is the rate of the additional royalty payable by Kyokuto to a third party in respect of Products under a licence procured by Autogen under clause 21.5.

22.          CONSTRUCTION OF PATENTS

If in any proceedings in which the validity infringement or priority of any claim of any patent or patent application included in Licensed Patents is in issue a Final Judgment is obtained the construction placed upon any such claim by such Final Judgment shall be thereafter followed not only as to such claim but as to all claims to which such construction applies with respect to acts occurring thereafter.

23.          MANUFACTURE AND SUPPLY OF GAD

In the event that Autogen is going to supply Kyokuto with GAD, the parties will enter into a further formal arrangement for the supply of GAD, such arrangement to be based around the terms contained in Schedule 3.

Autogen acknowledges that Kyokuto is initially seeking to source supplies of GAD from the Oriental Yeast Co. Ltd. Autogen consents to the manufacture of GAD by Oriental Yeast Co. Ltd. solely for use by Kyokuto under this agreement. Kyokuto agrees to facilitate a brief but formal agreement between Autogen and Oriental Yeast Co. Ltd. to document such manufacture on a royalty free basis.

24.          FORCE MAJEURE

24.1        Party not liable

Where a party is required under this agreement to perform an obligation or do any act or thing by a designated time or date (other than an obligation to make payment) (“Obligation”), the party shall not be liable for any delay in performing or for failure to perform an Obligation where the delay or failure arises from Force Majeure and that party has complied with this clause.

24.2        Notice of Force Majeure

A party who claims Force Majeure shall:

(a)         give the other party prompt notice of the Force Majeure with reasonably full particulars and an estimate of the extent and duration of its delay in performance, or inability to perform; and

(b)         use all possible diligence to remove the Force Majeure as quickly as possible provided that this shall not oblige the party to settle on terms unsatisfactory to that party any strike, lockout or other labour difficulty, or any investigation or proceeding by any governmental authority or any litigation by any third party.

24.3        Termination in case of Force Majeure

If the delay continues beyond 10 Business Days, after the notice given under clause 24.2, the parties shall meet to discuss in good faith a mutually satisfactory resolution of the problem and, if unable to achieve such a resolution within a further 10 Business Days, either party may elect to terminate this agreement by 5 Business Days prior written notice to the other.

25.          NOTICES

25.1        Form of Notice

Any notice, approval, consent or other communication (“notice”) from one party to another (“Recipient”) must be in writing and be signed by a person duly authorised by the person giving the notice.

25.2        Manner of Service

A notice must be served by:

(a)         leaving it at the Recipient’s address;

(b)         sending it by ordinary pre-paid post (airmail if being sent from or to a place outside of Australia) to the Recipient’s address; or

(c)         sending it by facsimile to the facsimile number of the Recipient.

25.3        Address for Service

Until other details are specified by a Party as its address or facsimile number for service the following shall apply:

Autogen

Address :	210 Kings Way, South Melbourne 3205, Australia

Facsimile :	613 9234 1198

Attention :	Company Secretary

Kyokuto

Address :	3333 - 26 Kamitezuna, Takahagi City. 318, Japan

Facsimile :	81 293 23 7324

Attention :	General Manager, Takahagi Works

25.4        Time of Service

A letter or facsimile shall be taken to be served:

(a)         in the case of a delivered letter, on the day of delivery, unless delivery is made on a non Business Day or after 4:30 p.m. on a Business Day, in which case it shall be taken to be served on the next Business Day;

(b)         in the case of a posted letter, on the third (or seventh in the case of airmail) Business Day after posting; and

(c)         in the case of a facsimile, on receipt by the party giving the notice of a transmission confirmation report, unless within one Business Day of receipt the Recipient has informed the party giving the notice that the transmission was incomplete or garbled, provided that in any case if transmission is completed after 4:30 p.m. (local time in the place of receipt) or is received on a non Business Day, the notice shall be taken to be served on the next Business Day.

26.          MISCELLANEOUS

26.1        Time of essence

Time will be of the essence of the obligations of each party to each other under this agreement.

26.2        Severance

If any provision shall be held invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability shall only affect such provision or part thereof in such jurisdiction, and shall not in any manner affect the provision in this agreement in any other jurisdiction. To the extent legally permissible an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

26.3        Waiver

The failure, delay, relaxation or indulgence by any party in exercising any power or right given to that party under this agreement will not operate as a waiver of that power or right, nor will any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right under this agreement. A power or right may only be waived in writing, signed by the party to be bound by the waiver.

26.4        Relationship of parties

Nothing contained in this agreement shall be construed so as to place any party in the relationship of principal, employee, agent, partner, joint venturer or legal representative of any other party. The parties expressly agree and acknowledge that each of the parties is an independent contracting party and does not, unless expressly provided, have the authority or power for or on behalf of any other party to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations.

26.5        Injunctive relief

If there is any conduct or threatened conduct which is or may be a breach of this agreement, Kyokuto acknowledges that damages may be inadequate compensation for such a breach and that Autogen shall be entitled to apply to any court of competent jurisdiction for interim or permanent injunctive relief or both restraining Kyokuto from committing any breach or threatened breach of this agreement without showing or proving any actual damage sustained by Autogen. Such rights and remedies will be cumulative and in addition to any other rights or remedies which Autogen may be entitled to at law or in equity.

26.6        Proper law

This agreement shall be construed in accordance with and governed by the laws of Victoria, Australia and its form, execution, validity, construction and effect shall be determined in accordance with the laws of Victoria. The parties agree that any dispute arising out of this Agreement shall be resolved by arbitration pursuant to the Law and procedures laid down by the International Chamber of Commerce. The arbitration shall take place at the address of the party that does not commence the arbitration, or at some appropriate adjacent location.

26.7        Rule of construction

No rule of construction applies to this agreement to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it.

26.8        Variation

Any modification, alteration, change or variation of any term or condition of this agreement must be in writing, executed by all parties.

26.9        Assignment

(a)         This agreement is personal to Kyokuto and Kyokuto shall not be entitled to assign in whole or in part without the prior written consent of Autogen.

(b)         Autogen may assign both the benefit and the burden of this agreement to a third party, provided such assignment also assigns to such third party the relevant intellectual property rights necessary for the property performance of this agreement. Autogen may assign, mortgage or charge its royalty entitlement to any party without restriction. None of the aforesaid assignments shall be binding on Kyokuto until such assignment is notified to Kyokuto.

26.10      Further documents

Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to give effect to the provisions and purposes of this agreement.

26.11      Costs and Taxes

Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping and registration, completion, variation and discharge of this agreement and Kyokuto must pay any Tax in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement or otherwise of any of the following:

(a)         this agreement;

(b)         any agreement or document entered into or signed under this agreement;

any transaction contemplated under this agreement; and

(d)         any payment made or received in respect of this agreement.

26.12      Payment

Any payment due under this agreement may be made or tendered by a cheque drawn by a bank as defined by the Banking Act 1959 (C’th).

26.13      Interest on overdue amounts

If any amount due under this agreement is not paid when due, then the party obliged to make payment must pay to the other party interest at the Base Rate on the amount due and payable, accruing from day to day and to be computed from the date for payment of the amount until payment of the amount in full.

26.14      No set-off

Kyokuto is not entitled to set-off against any payments required to be made by it under this agreement any amounts owed to it by Autogen, or the amount of any claims by it against Autogen.

26.15      Withholding taxes

If Kyokuto is legally obliged to deduct or withhold any tax from any payment, in particular any royalty payment, to be made to Autogen hereunder, then if such payment is made from Japan for tax purposes Kyokuto shall on request provide Autogen with receipts and any other evidence from relevant revenue authorities which may be required by Autogen for its own tax affairs, and in any other case Kyokuto shall be obliged to gross up such payment so that the net payment actually received by Autogen equals the amount which Kyokuto is prima facie required to pay.

26.16      Counterparts

This agreement may be executed in counterparts, and by the parties on separate or the same counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

26.17      Registration of agreement

If this agreement or any associated transaction is required by the law of any country to be either approved or registered in any country or with any governmental agency, Kyokuto shall be responsible for obtaining such approval or registration including without limiting the generality of the foregoing, causing this agreement to be stamped, recorded and registered at its cost in such country. Autogen agrees to co-operate in any such application or registration procedure. Kyokuto shall furnish proof of compliance with the foregoing to Autogen when and if Autogen so requires.

26.18      Not obliged to act contrary to law

No party shall be obliged to carry out or perform any of the terms of this agreement where doing so would constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or supranational. In any event the other terms of this agreement shall nevertheless continue and the parties must use all reasonable endeavours to re-negotiate and amend this agreement so that the performance of this agreement as so amended will not involve any such violation.

26.19      Statutory rights not limited

The powers, remedies and rights conferred upon the parties by or under any statute shall (except to the extent inconsistent with the terms and provisions expressed in this agreement) be in addition to the powers, remedies and rights conferred by this agreement.

26.20      Consents

Unless this agreement provides otherwise and to the extent permitted by law, a party may, in its absolute discretion, conditionally or unconditionally give or withhold any approval or consent permitted or required to be given by it pursuant to this agreement.

26.21      Entire agreement

This agreement constitutes the entire agreement between the parties in relation to the subject matter of this agreement. Any prior arrangements, agreements, representations or undertakings are superseded and, except as expressly provided, each party acknowledges that it has not relied on any arrangement, agreement, representation or understanding which is not expressly set out in this agreement.

26.22      Waiver of certain rights

Kyokuto agrees not to make and waives any right it may have to make any claim against Autogen or its Representatives under section 52 of the Trade Practices Act 1974, or the corresponding provision of any state or territory enactment, for any statement or representation made prior to entering into this agreement.

SCHEDULE 1

PART A

Licensed Patents

(Referred to in clause 1.1, definition of “Licensed Patents”)

Document No.		Inventors	Applicant	Earliest priority date	Principal development
1.	*WO 94/18568	Mackay, Rowley, Zimmet	Monash University	9-Feb-93	Dimers and obligomers of GAD required to create autoantigenic reactivity with IDDM sera
2.	*PCT/AU98/00025	Mackay, Rowley, Zimmet	Monash University	21-Jan-97	Expression in yeast of antigenically active, recombinant hybrid glutamic acid decarboxylase

*Licensed Patent is the Japanese patent or patent application corresponding to these Australian patent applications.

PART B

Disclosure re Licensed Patents

(Referred to in clause 18.2, Specific Warranty re Licensed Patents)

The following is a list of patents which Autogen have disclosed to Kyokuto as details of all prior art sighted by Autogen by way of international search in elation to the Licensed Patents.

Patent		Japanese Application No.	Inventors	Applicant	Earliest priorty date	Principal development
1.	WO 90/07117	—	Atkinson, Maclaren	University of Florida	23-Dec-88	64 K Antigens; also contemplated the detection of autoantibodies to 64K serine kinase

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Patent		Japanese Application No.	Inventors	Applicant	Earliest priority date	Principal development
2.	WO 92/03733	9227408, 1515651	Atkinson, Maclaren	University of Florida	17-Aug-90	64K antigen AD; combination of GAD protein + ICA + ISA
3.	WO 92/04632	91516703, 94523340	Baekkeskov et al	Regents of the University of California and Yale University	7-Sep-90	Low mwt GAD and high mwt GAD isoforms
4.	EP 519469	92158195, 95509191	—	The Regents of the University of California	21-Sep-90	Polypeptides from GAD with the formula X-Pro-Glu+Val-Lys-Y–Lys-Z
5.	WO 92/05446	91518259	Tobin, Erlanger, Kaufman	The Regents of the University of California	21-Sep-90	GAD65 cDNA recombinant technology
6.	EP 499176 (Abstract)	9227942	—	Boehringer Mannheim GMBH	14-Feb-91	Monoclonal IgG antibodies against islet cell; use in production of GAD
7.	WO 92/14485	92504792	Harrison et al	Amrad Corporation Limited	22-Feb-91	Nucleic acid to GAD67 isoform
8.	WO 92/19972	—	—	Novo Nordisk A/S	3-May-91	IMR GAD = 67kD GAD
9.	WO 92/20811	93500208	Lernmark et al	University of Washington and Zymogenetics Inc.	15-May-91	Purified GAD + construct
10.	WO 92/21979	93500663	—	Board of Regent, The University of Texas System	3-Jun-91	Cells with GAD epitope
11.	WO 93/13420 (Abstract)	—	—	Joslin, Diabetes Center	26-Dec-91	Islet cell AB-restricted rICA-GAD absorbed–non restricted nrICA-GAD absorbed
12.	US Patent No.5.200318	93109139	Rabin, Knowles	Miles Inc.	13-May-92	GAD/ICA512 or UAD/ICA512/ICA 12 panel
13.	JP06094708 (Abstract)	6094708	—	NKK Corporation	9-Sep-92	GAD + carrier
14.	Wo 94/10297)	—	—	Elias Entwicklungslabor Immunoassays	4-Nov-92	GAD-1 and GAD-2

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Patent		Japanese Application No.	Inventors	Applicant	Earliest priority date	Principal development
	(Abstract)			GMB		Immunoassay
15.	WO94/12529 (Abstract)	94513497	—	The Regents of the University of California	3-Dec-92	Solid support + fusion polypeptides with GAD 65
16.	US Patent No. 5,547,847	—	Hagopian et al	Unversity of Washington	7-Sep-93	Assay for anti-GAD provides method for aiding diagnosis and classification and predicting clinical course of IDDM

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SCHEDULE 2

Minimum Royalty

(Referred to in clause 9.1))

Year 1	Nil

Year 2	[*]

Year 3 and after	[*]

SCHEDULE 3

Manufacturing Arrangements

MANUFACTURE AND SUPPLY OF GAD

“Forecasting and Ordering Procedures” means the procedures attached hereto as Annexure “A” concerning, inter alia:

(i)            the provision by Kyokuto or its authorised agent to Autogen of written forecasts of its requirements of GAD;

(ii)           the acceptance or modification of such forecasts;

(iii)          the submission by Kyokuto or its authorised agent to Autogen of firm purchase orders for GAD; and

(iv)          the progression, delivery and execution of such orders,

as the same may be amended or modified from time to time by mutual agreement between Kyokuto and Autogen.

“GAD Specifications” means the specifications for the GAD as set out in Annexure “B”, as varied from time to time by Autogen in accordance with this agreement.

l.              Purchase and Sale

During the Term, and subject to the terms and conditions set forth herein, Autogen hereby agrees to Manufacture or have Manufactured and sell to Kyokuto, and Kyokuto hereby agrees to purchase from Autogen all of Kyokuto’s requirements of GAD for use by Kyokuto solely in the manufacture of Products for sale in the Territory in accordance with this agreement.

2.             Forecasting and Ordering Procedures.

Autogen and Kyokuto undertake to comply with their respective obligations set out in the Forecasting and Ordering Procedures.

3.             Prices

(a)           During the initial year of the Term Autogen will sell, and Kyokuto will purchase, GAD at the price set forth in Annexure “C”. Thereafter, at any time during the Term, Autogen may increase or decrease the price to be paid by Kyokuto for GAD upon 30 days prior written notice. All Taxes as may be imposed from time to time on such price and the cost of insurance and transport will be added to the purchase price and paid by Kyokuto.

(b)           Kyokuto may give Autogen notice of its desire to renegotiate the price for GAD.

4.             Exclusion of standard forms

In ordering and delivering GAD, Autogen, Kyokuto or its authorised agent, as the case may be, may employ their respective standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this agreement and, in the case of any conflict herewith, the terms of this agreement shall prevail.

5.             Delivery

(a)           Autogen shall deliver or cause to be delivered in accordance with the Forecasting and Ordering Procedures GAD supplied hereunder to the Delivery Point.

(b)           Autogen will, at Kyokuto’s expense, insure or procure the insurance of, the GAD while in transit to the Delivery Point against such customary risks and for such amounts as may be agreed from time to time in writing between Autogen and Kyokuto.

(c)           All shipments of Product shall be F.O.B. manufacturing site, freight collect.

(d)           Title to, and risk of loss with respect to, the GAD shall pass to Kyokuto when the GAD is placed in the possession of the carrier at the Manufacturing site.

(e)           Autogen must obtain at its own risk and cost any licence or other official authorisation and carry out all customs formalities necessary for the exportation of GAD from its country of origin into the Territory.

(f)            Kyokuto shall obtain or caused to be obtained through its authorised agent at its own risk and cost any licence or other official authorisation and carry out all customs formalities necessary for the importation of GAD into the Territory.

6.             Payment

Payment in full for GAD purchased hereunder shall be made by Kyokuto to Autogen in Australian Dollars, or such other currency as may be agreed at the time of invoice, and shall become due and payable within 60 days of the date of invoice or such longer period as the parties may mutually agree in writing. Products shall be invoiced on or after shipment. Payment for each shipment of GAD shall be made by wire transfer to an account provided in writing by Autogen or as otherwise reasonably specified by Autogen. Payment for shipments of GAD by Autogen to Kyokuto made prior to the date of execution of this agreement shall be due and payable in full within 10 days of execution of this agreement.

7.             Quality

(a)           Autogen covenants that all the Products delivered hereunder shall be Manufactured in accordance with, and shall comply with, and conform to, the GAD Specifications.

(b)           Kyokuto undertakes or shall cause its authorised agent to undertake that each shipment of GAD delivered by Autogen hereunder shall be subject to visual inspection by or on behalf of Kyokuto and that, in the event that such inspection shall reveal or Kyokuto otherwise discovers that the said shipment (or any part thereof) does not comply with the GAD Specifications, Kyokuto or its authorised agent shall notify Autogen accordingly, including the basis for such non-

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compliance; provided that Kyokuto or its authorised agent shall be required to make the notification aforesaid within 30 days of the date of receipt of the said shipment or 30 days of discovery in the event that non-compliance as aforesaid could not reasonably have been discovered by such visual inspection.

(c)           In the event that Autogen receives notification from Kyokuto or its authorised agent pursuant to clause 7(b) that any shipment of GAD (or any part thereof) supplied by Autogen to Kyokuto does not comply with the GAD Specifications, Autogen shall (if such notification is accepted by Autogen or is agreed or confirmed pursuant to clause 7(d)) request Kyokuto or its authorised agent either to arrange for the said shipment (or the defective part thereof) to be returned to Autogen or (if Autogen shall so direct) to the company that has manufactured the said shipment at Autogen’s expense or to destroy the said shipment (or any part thereof) at Autogen’s expense in a manner stipulated by Autogen in accordance with the GAD Specifications or to retain the said shipment (or the defective part thereof) until further notice. Autogen shall then, within 90 days following receipt of such notification from Kyokuto, either:

(i)         supply Kyokuto at no additional cost with an equivalent quantity of GAD in compliance with the GAD Specifications; or

(ii)        if agreed by the Parties, refund the price paid by Kyokuto for the noncomplying GAD. In addition, if such non-complying GAD has been formulated into Products, Autogen shall refund the price paid by Kyokuto for the manufacture of such Products.

(d)           In the event of any dispute between Autogen and Kyokuto as to whether or not Autogen has manufactured and supplied any shipment of GAD (or any part thereof) in compliance with the GAD Specifications, Autogen and Kyokuto shall attempt to resolve the matter amicably. If within 30 days of the dispute having arisen the matter has not been resolved, either Autogen or Kyokuto shall have the right to request that the matter be referred to an independent laboratory acceptable to both of them and the decision of such laboratory shall be final and binding on both of them.

(e)           The remedies specified in this clause 7 constitute the exclusive remedy of Kyokuto against Autogen and the entire liability of Autogen in connection with any rejected shipment of GAD and, any nonconforming GAD which is not rejected by Kyokuto pursuant to the terms shall be deemed to have been approved and accepted by Kyokuto and not be subject to subsequent revocation of acceptance.

(f)            In no event shall Autogen be liable to Kyokuto for any indirect, incidental, special or consequential damages, including, but not limited to, any claim for damages based upon lost profits.

8.             Import/Export Regulations

Applicable law and regulations may make it illegal to import certain products into certain countries. Any orders placed by Kyokuto for GAD are executed at the Kyokuto’s risk in so far as these restrictions are concerned and Kyokuto shall bear the full cost of compliance with such restrictions. All orders must be accompanied by the appropriate export/import permits.

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9.             Quantitative Deficiencies

Kyokuto shall inform Autogen of any claim relating to quantitative deficiencies in GAD within 15 days following actual receipt by Kyokuto which Kyokuto considers to have been caused prior to shipment hereunder. Any claim for a quantitative defect which is not made within such 15 days shall be deemed to have been waived by Kyokuto. In the event Kyokuto determines there is a quantitative deficiency from the applicable order the parties shall investigate such deficiency and Kyokuto shall only be obligated to pay for actual quantities delivered.

10.           Shelf Life

Autogen will not deliver to Kyokuto any GAD that has less than {{         }} months of shelf life remaining without the prior written consent of Kyokuto, which consent shall not be unreasonably withheld.

11.           Use of GAD

Kyokuto shall use the GAD purchased from Autogen solely for use in Products sold by Kyokuto in the Territory pursuant to this agreement.

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EXECUTED as an agreement

The common seal of Autogen Pty Ltd		)
is affixed in accordance with its articles		)
of association in the presence of		)

/s/ JOSEPH ISAAC GUTNICK
/s/ PETER JAMES LEE
Director	JOSEPH ISAAC GUTNICK
Secretary	PETER JAMES LEE

The common seal of Kyokuto		)
Pharmaceutical Industrial Co. Ltd. is		)
affixed in accordance with its articles of		)
association in the presence of:		)

/s/ Hiroshi Kikuch
President	Hiroshi Kikuch

/s/ Kazanobu Tanno
Director	Kazanobu Tanno